OMI CORPORATION ANNOUNCES BANK REFINANCING AND
             PROMOTION OF KATHLEEN HAINES TO CHIEF FINANCIAL OFFICER



                                                   Contact:    Fredric S. London
                                                               OMI Corporation
                                                               (203) 602-6789


STAMFORD, CONNECTICUT, September 5, 2000 - OMI Corporation (NYSE:OMM) announced today that it has accepted an offer from a group of banks led by Christiania Bank og Kreditkasse to refinance the Company's existing bank indebtedness and finance the two newbuildings scheduled for delivery in September and November of this year. Closing is expected in early October.

The total financing is for $310,000,000 and is for a five year term. Amortization will be $40,000,000 per year for the first two years and $25,000,000 for each following year.

Craig H. Stevenson, Jr., Chairman, Chief Executive Officer and President of the Company commented "We are pleased that the Company's performance has improved so as to allow it to refinance its debt upon substantially improved terms. Unlike its existing credit facilities, the refinancing will not require disposition of assets. The Company's ability to do future transactions will be greatly enhanced by this refinancing."

The Company further announced that Kathleen C. Haines, Vice President and Controller has been named Chief Financial Officer and Treasurer of the Company.

Mr. Stevenson commented "The Company is pleased that Kathy has performed the additional responsibilities she has assumed to both our hopes and expectations. We believe she will be an outstanding Chief Financial Officer."

A number of shareholders have requested that the Company reinstate conference calls, which the Company ceased having when it gave detailed results in its quarterly earnings press releases. The Company will have a conference call when its third quarter results are released.

OMI Corporation is a major international tanker owner and operator. Its fleet currently comprises 20 vessels, consisting of five wholly-owned Suezmax tankers, three chartered-in Suezmaxes, eight handysize product carriers, three 66,000 dwt product carriers which carry crude oil and one ultra large crude tanker. Two new 47,000 dwt product carriers are scheduled to be delivered to the Company in 2000.